Exhibit (g)(ii)(b)

Amendment to Reinsurance Agreement # 3001

EXHIBIT D

ALLOWANCE SCHEDULE

	First Year Premium	Renewal Premium
PAL95	97.0%	16.7%
PAL97	111.0%	16.7%
PAL2000	150.0%	19.0%
VUL	67.0%	16.7%
Millennium Series - S/VUL	152.0%	17.0%
2005 Series VUL	170.0%	17.0%
Unscheduled/excess premium	6.0%	6.0%

Guardian reserves the right to provide lower allowances on reinsurance amounts in excess of $8,000,000.

REVISION 8 effective 9/30/05

Automatic Reinsurance Treaty 3001 dated September 1, 1995

between

The Guardian Insurance & Annuity company, Inc.

Wilmington, Delaware

and

The Guardian life Insurance Company of America

New York, New York

Revision 8

Revision 8 modifies the allowance schedule (Exhibit D) effective September 30, 2005.

All provisions not amended remain unchanged.

In witness whereof, both parties have executed this Amendment in duplicate as follows:

The Guardian Life Insurance Company of America

By:	/s/ Isaac Efrimoff	By:	/s/ Jess S. Geller
Title:	Assistant Vice President,	Title:	Vice President & Actuary,
	Life Actuarial Services		Life Actuarial Services

Date:	September 12, 2005

The Guardian Insurance & Annuity Company, Inc.

By:	/s/ Charles D. Fisher	By:	/s/ Frank L. Pepe
Title:	Vice President & Actuary, Equity Products	Title:	Vice President, Equity Financial Management & Control

Date:	September 12, 2005